Exhibit 99.1

Gevo Enters into Joint Venture with Redfield Energy to Retrofit Plant for Isobutanol

~ Brings Company Closer to Achieving 2015 Production Goal of 350 MGPY of Isobutanol~

Englewood, CO—June 16, 2011—Gevo, Inc. (NASDAQ: GEVO), a renewable chemicals and advanced biofuels company, through its wholly owned subsidiary, Gevo Development, LLC, has entered into a joint venture transaction (“JV”) with Redfield Energy, LLC of Redfield, SD (“Redfield”), to retrofit Redfield’s existing ethanol plant into an isobutanol plant with an expected production capacity of approximately 38 million gallons per year (“MGPY”). The retrofit is expected to commence by year end 2011, and Gevo expects to begin commercial production of isobutanol at the facility in the fourth quarter of 2012.

“This transaction demonstrates the attractiveness of our joint venture model for potential partners. Isobutanol production creates more value, and across diversified markets. Our partners see that and value it,” reflected Patrick Gruber, Ph.D., CEO of Gevo. “Redfield is an exceptionally well-run and profitable plant. We appreciate the vision and leadership of the Redfield board and its cooperative membership and look forward to working with them on this business.”

Gevo will provide the technology and capital necessary to retrofit Redfield’s existing 50 MGPY ethanol facility and, in exchange, will receive an equity interest in Redfield. This JV validates the attractive economics for both Gevo and Redfield and is consistent with Gevo’s business plan.

“Isobutanol provides an excellent opportunity to expand our potential markets, improve our profit margins and create a more predictable and sustainable business,” said Tom Hitchcock, CEO of Redfield. “We are very happy to be working with Gevo to upgrade our facility to a second-generation biorefinery.”

Gevo broke ground on its first plant retrofit on May 31, 2011 in Luverne, MN, and is expected to bring its isobutanol capacity online in the first half of 2012. The Redfield plant will become Gevo’s second production facility and is expected to bring total annual isobutanol capacity for 2012 to approximately 60 MGPY. In May 2011, Gevo announced a letter of intent for its third plant, also a JV, for an additional expected 50 MGPY of isobutanol production. Gevo plans to have approximately 110 MGPY of isobutanol capacity online in 2013.

About Gevo

Gevo is developing capital efficient biorefinery systems to provide renewable, cost-effective building block products to the chemical and fuel industries. The Company seeks to convert renewable raw materials into isobutanol and renewable hydrocarbons that can be directly integrated on a “drop in” basis into existing chemical and fuel products to deliver environmental and economic benefits. Gevo is committed to a sustainable biobased economy that meets society’s needs for plentiful food and clean air and water. For more information, visit www.gevo.com.

About Redfield Energy

Redfield owns a 50 MGPY ethanol production facility located two miles north of Redfield, SD. Redfield is a South Dakota LLC comprised of approximately 650 members.

Redfield’s ethanol facility is a dry mill facility, which uses ICM, Inc. technology and became operational in April 2007. The facility has the capacity to process approximately 18 million bushels of corn into ethanol per year. The plant also produces approximately 160,000 tons of modified wet and dried distiller’s grain.

Notice Regarding Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements relate to a variety of matters, including but not limited to the cost, timing and anticipated completion of the retrofit, the benefits expected to result from the joint venture and the retrofit, expected isobutanol production capacity and other statements that are not purely statements of historical fact. These forward-looking statements are made on the basis of the current beliefs, expectations and assumptions of the management of Gevo and are subject to significant risks and uncertainty. Investors are cautioned not to place undue reliance on any such forward-looking statements. All such forward-looking statements speak only as of the date they are made, and the company undertakes no obligation to update or revise these statements, whether as a result of new information, future events or otherwise.

Although the company believes that the expectations reflected in these forward-looking statements are reasonable, these statements involve many risks and uncertainties that may cause actual results to differ materially from what may be expressed or implied in these forward-looking statements. For a further discussion of risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of Gevo in general, see the risk disclosures in the Annual Report on Form 10-K of Gevo for the year ended December 31, 2010, and in subsequent reports on Forms 10-Q and 8-K and other filings made with the SEC by Gevo.

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Media:

Erin Howard

Peppercom

T: (212) 931-6174

ehoward@peppercom.com

Investors:

Julia Avery

Stern Investor Relations, Inc.

T: (212) 362-1200

julia@sternir.com